Exhibit 10.30

PRESTIGE BRANDS HOLDINGS, INC.
EMPLOYEE NONQUALIFIED STOCK OPTION AGREEMENT

THIS OPTION AGREEMENT, made and entered into as of the __ day of ____, 20___ (the “Effective Date”), between PRESTIGE BRANDS HOLDINGS, INC., a Delaware corporation (the “Company”), and _________, an employee of the Company or of a subsidiary of the Company (the “Employee”).

WHEREAS, the Company desires, by affording the Employee an opportunity to purchase shares of its capital stock as hereinafter provided, to carry out the purpose of the 2005 Long-Term Equity Incentive Plan (the “Plan”; capitalized terms used but not defined herein shall have the meanings set forth in the Plan).

NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, including the services rendered and to be rendered to the Company by the Employee, the Company does hereby grant an option to the Employee, and the Employee accepts such option, on the following terms and conditions:

1.    Grant of Option and Option Price. The Company hereby grants to the Employee the right and option (the “Option”) to purchase all or any part of the number of shares of the common stock of the Company (par value of $.01 per share) herein set forth, at the price per share herein set forth, subject to all the restrictions, limitations and other terms and provisions of the Plan and of this Agreement:

Number of shares covered by this Option:    _______

Price per share for the above shares:    $______

2.    Term of Option. The term of the Option is ten years from the Effective Date and the Option expires on May __, 20___ (the “Expiration Date”). To the extent not previously exercised, the Option will lapse prior to the Expiration Date upon the earliest to occur of the following circumstances:

(a)
30 days after the date of termination of Employee’s employment for any reason other than (i) by reason of the Employee’s death or Disability, (ii) by reason of the Employee’s Retirement, or (iii) by the Company for Cause, provided that the Employee does not engage in Competition during such 30-day period unless he or she receives written consent to do so from the Board or the Committee;

(b)
90 days after the date of termination of the Employee’s employment by reason of his or her Retirement, provided that the Employee does not engage in Competition during such 90-day period unless he or she receives written consent to do so from the Board or the Committee;

(c)
180 days after the date of termination of the Employee’s employment by reason of his or her death or Disability, provided that the Employee does not engage in Competition during such 180-day period unless he or she receives written consent to do so from the Board or the Committee; or

(d)	immediately upon the date of termination of the Employee’s employment by the Company for Cause.

For the avoidance of doubt, except as otherwise provided in the Plan, any portion of the Option that is unvested as of the date of the Employee’s termination of employment shall expire as of the date of the Employee’s termination of employment.

3.    Exercisability. Except as may be provided in the Plan, this Option, subject to all the restrictions, limitations and other terms and provisions of the Plan and of this Agreement, shall become vested and exercisable in accordance with the following schedule, provided that the Employee remains employed by the Company on each vesting date:

Date Vested and Exercisable	Number of Shares
____, __, 20__	_______
____, __, 20__	_______
____, __, 20__	_______

4.    Acceleration upon Change in Control. The Committee has determined that upon a Change in Control, the Option will accelerate, vest and become fully exercisable immediately prior to the Change in Control, without any requirement that the Employee be terminated in connection with such Change in Control.

5.    Nontransferable. Unless otherwise approved by the Committee or expressly permitted in the Plan, this Option is not transferable by the Employee and is exercisable only by the Employee during his or her lifetime.

6.    Agreement Subject to Plan. This Agreement does not undertake to express all conditions, terms and provisions of the Plan; and the grant, and any exercise, of this Option is subject in all respects to all of the restrictions, limitations and other terms and provisions of the Plan, which, by this reference, are incorporated herein to the same extent as if copied verbatim.

7.    Acceptance of Option; Clawback Policy. The Employee hereby accepts this Option subject to all the restrictions, limitations and other terms and provisions of the Plan, this Agreement and the Company’s Clawback Policy.

8.    Withholding. The Company shall have the power and the right to deduct or withhold, or require the Employee to remit to the Company, an amount sufficient to satisfy federal, state and local taxes required by law to be withheld with respect to any taxable event arising as a result of the grant or exercise of the Option. With respect to withholding required upon the exercise of the Option, the withholding requirement will be satisfied by having the Company withhold Shares having a Fair Market Value on the date as of which the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction. All such elections shall be irrevocable, made in writing, signed by the Employee, and subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

9.    Securities Law Restrictions. Acceptance of this Agreement shall be deemed to constitute the Employee’s acknowledgement that the Option shall be subject to such restrictions and conditions on any resale and on any other disposition as the Company shall deem necessary under any applicable laws or regulations or in light of any stock exchange requirements.

10.    No Right to Continued Employment. Neither the Plan nor this Agreement shall give the Employee the right to continued employment by the Company or shall adversely affect the right of the Company to terminate the Employee’s employment with or without cause at any time.

11.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, applied without giving effect to any conflict-of-law principles. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

12.    Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective executors, administrators, personal representatives, legal representatives, heirs, and successors in interest.

13.    Counterpart Execution. This Agreement may be executed in any number of counterparts, each of which shall be considered an original, and such counterparts shall, together, constitute and be one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Option Agreement as of the day and year first above written.

EMPLOYEE:                         PRESTIGE BRANDS HOLDINGS, INC.

By:

Name: ________________
Title: _________________

3